Exhibit 3.9

COMPANY OPERATING AGREEMENT

OF

EVOLUTION METALS LLC

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Capital Account” means the account established for each Member pursuant to Section 7.2 hereof.

“Capital Contribution” means the amount of money and the fair market value of other property (net of liabilities secured thereby which the Company is treated as having assumed or taken subject to under Code Section 752) contributed by a Member (or a Member’s predecessors in interest) to the capital of the Company.

“Code” means the Internal Revenue Code of 1986, as amended and superseded from time to time.

“Company Interest” means all of a Member’s interests in the Company including, without limitation, rights to distributions, allocations of Income, Loss, Net Income, Net Loss (or items thereof), information and reports, and to vote on, consent to or approve any matter required or permitted to be submitted to the vote, consent or approval of the Members or any class thereof.

“Distributable Cash” means, with respect to the Company for a period of time, all funds of the Company on hand or in bank accounts of the Company as, in the discretion of the Managers, is available for distribution to the Member after provision has been made for (i) payment of all operating expenses of the Company as of such time, (ii) payment of all outstanding and unpaid current obligations of the Company as of such time, and (iii) such reserves as the Managers deem necessary or appropriate for Company operations.

“Effective Date” means the date set forth on the signature page to this Agreement.

“Interest” means, as to any Member, the percentage set forth opposite such Member’s name on Schedule I attached hereto.

“Majority” means, with respect to any referenced group of Managers, a combination of any of such Managers constituting more than fifty percent (50%) of the number of Managers of such referenced group who are then elected and qualified.

“Majority in Interest” means, with respect to any referenced group of Members, a combination of any of such Members who, in the aggregate, own more than fifty percent (50%) of the Interests owned by all of such referenced group of Members.

Operating Agreement of
EVOLUTION METALS LLC	2-12-2024

“Manager” means each of the managers designated as such in Section 3.2, or any other person or persons that succeeds him in his capacity as a manager or is elected to act as additional managers of the Company as provided herein. “Manager” refers to such persons as a group.

“Member” means each person or entity designated as a member on Schedule I, any successor or successors to all or any part of any such person or entity’s Company Interest, or any additional member admitted as a member of the Company in accordance with Article IX, each in the capacity as a member of the Company. “Members” refers to such persons or entities as a group.

“Regulations” means temporary and final Income Tax Regulations promulgated under the Code, as amended and superseded from time to time.

“Unrecovered Capital Contribution” means, with respect to a Member, the excess, if any, of (i) the amount of its Capital Contribution, over (ii) the cumulative sum of money and the net fair market value of any other property previously distributed to it pursuant to Sections 8.5 and 10.3.

ARTICLE II

FORMATION OF THE COMPANY

2.1 Name and Formation. The business and affairs of the Company shall be conducted in the name EVOLUTION METALS LLC. The rights and obligations of the parties and the administration and termination of the Company shall be governed by this Agreement.

2.2 Principal Place of Business. The principal place of business of the Company shall be 516 S. Dixie Hwy, Suite 209, West Palm Beach, FL 33401. The Company may locate its place(s) of business at any other place or places as the Managers may from time to time deem necessary or advisable.

2.3 Registered Agent. The Company’s initial registered agent shall be Delaware Business Incorporators, Inc. whose registered address is 3422 Old Capitol Trail, Suite 700, Wilmington, DE 19808. The Managers may, from time to time, change the registered office and registered agent of the Company.

2.4 Purposes and Powers.

(a) The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the laws of Delaware.

(b) The Company shall have any and all powers which are necessary or desirable to carry out the purposes of the Company, to the extent the same may be legally exercised by limited liability companies under the laws of Delaware. The Company shall carry out the foregoing activities pursuant to the arrangements set forth in this Agreement.

2.5 Nature of Members’ Interest. The interests of the Members in the Company shall be personal property for all purposes. Legal title to all Company assets shall be held in the name of the Company. Neither any Member nor its successors, representatives or assigns, shall have any right, title or interest in or to any Company property or the right to seek a partition of any Company property. Company Interests may be evidenced by a certificate of membership interest issued by the Company, in such form as the Managers may determine.

Operating Agreement of
EVOLUTION METALS LLC	2	2-12-24

ARTICLE III

RIGHTS AND DUTIES OF MANAGERS AND OFFICERS

3.1 Management. Except as specifically set forth herein, all responsibility for management and control of the business and affairs of the Company shall be vested in the Managers. In addition to the powers and authorities expressly conferred by this Agreement upon the Managers, the Managers may exercise all such powers of the Company and do all such lawful acts and things as are not directed or required to be exercised or done by the Members by this Agreement, including, but not limited to, contracting for or incurring debts, liabilities and other obligations on behalf of the Company.

3.2 Number, Tenure and Qualifications. The number of Managers will be one (1), with the number of Managers being as set forth herein or as fixed by the Managers from time to time. As of the Effective Date, the Manager is William David Wilcox Jr. Each Manager shall hold office until whichever of the following occurs first: his or her successor is elected and qualified, his or her resignation, his or her removal from office by the Members or his or her death. Managers shall be elected by the affirmative vote of a Majority in Interest of all the Members.

3.3 Resignation. Any Manager may resign at any time by giving written notice to the Members. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

3.4 Removal. Notwithstanding Sections 3.2 and 3.7 hereof, at a meeting called expressly for that purpose, any Manager may be removed at any time, with or without cause, by the affirmative vote of a Majority in Interest of the Members.

3.5 Vacancies. Any vacancy occurring for any reason in the number of Managers of the Company may be filled by the affirmative vote of a Majority in Interest of the Members who designated such Manager. Any Manager’s position to be filled by reason of an increase in the number of Managers shall be filled by the affirmative vote of a Majority in Interest of all the Members at an annual meeting or at a special meeting of Members called for that purpose. A Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office and shall hold office until the expiration of such term and until his successor shall be elected and shall qualify or until his earlier death, resignation or removal. A Manager chosen to fill a position resulting from an increase in the number of Managers shall hold office until the next annual meeting of Members and until his successor shall be elected and shall qualify, or until his earlier death, resignation or removal.

3.6 Place of Meeting. Regular and special meetings of the Managers shall be held at any place within or without the State of Delaware which has been designated from time to time by resolution of the Managers or by the affirmative vote of a Majority in Interest of all the Members then entitled to vote at a meeting of Members. In the absence of such designation, all meetings shall be held at the principal place of business of the Company.

Operating Agreement of
EVOLUTION METALS LLC	3	2-12-24

3.7 Special Meetings. Special meetings of the Managers for any purpose or purposes shall be called at any time by the President or, if the President is absent or unable or refuses to act, by the Secretary or by any Manager. Notice of such special meetings, unless waived by attendance thereat or by written consent to the holding of the meeting, shall be given by written notice mailed at least three (3) days before the date of such meeting or be hand delivered or sent by facsimile at least one (1) day before the date such meeting is to be held.

3.8 Notice of Adjournment. Notice of the time and place of holding an adjourned meeting need not be given to absent Managers if the time and place be fixed at the meeting adjourned.

3.9 Waiver of Notice. The transactions approved or the actions taken at any meeting of the Managers, however called and noticed or wherever held, shall be as valid as though such transactions had been approved or such other actions taken at a meeting duly held after regular call and notice, if (a) a quorum be present and (b) either before or after the meeting, each of the Managers not present signs a written waiver of notice, or a consent to holding such meeting, or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the Company records or made a part of the minutes of the meeting.

3.10 Action by Managers; Quorum; Voting; Action Without a Meeting.

(a) A Majority of the total number of Managers shall be necessary to constitute a quorum for the transaction of business, except to adjourn as hereinafter provided. Every act or decision done or made by a Majority of the total number of Managers shall be regarded as the act of the Company, unless a greater number be required by law or by this Agreement. The Managers present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough Managers to have less than a quorum.

(b) All votes required of Managers hereunder may be by voice vote or show of hands, unless a written ballot is requested, which request may be made by any one Manager. Each Manager shall have one vote. Every reference to a Majority or other proportion of Managers shall refer to a Majority or other proportion of the votes of such Managers.

(c) Any action which under any provision of this Agreement may be taken at a meeting of the Managers may be taken without a meeting if authorized by a writing signed by a Majority of Managers who would be entitled to vote upon such action at a meeting, which writing shall be filed with the Secretary of the Company.

3.11 Meetings by Telephone. Managers, or any committee designated by the Managers, may participate in a meeting of the Managers by means of conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear one another, and such participation in a meeting shall constitute presence in person at the meeting.

Operating Agreement of
EVOLUTION METALS LLC	4	2-12-24

3.12 Adjournment. A Majority of the Managers present may adjourn any Managers’ meeting to meet again at a stated day and hour or until the time fixed for the next regular meeting of the Managers.

3.13 Inspection of Books and Records. Any Manager shall have the right to examine the list of its Members entitled to vote and its other books and records for a purpose reasonably related to such Manager’s position as a Manager.

3.14 Major Decisions. Any action that under this Agreement, but for this Section 3.14, required to be authorized by the unanimous vote or consent of all of the Members of the Company will under this Agreement only require the approval of a Majority in Interest of the Members entitled to vote on that matter, including, but not limited to:

(a) taking any action in contravention of the provisions of this Agreement;

(b) filing any bankruptcy petition or similar action on behalf of the Company or admit, confess or acquiesce to any involuntary bankruptcy filing or similar action against the Company;

(c) effecting a merger, dissolution, conversion, consolidation or other reorganization of the Company;

(d) guarantying the payment of any money or debt of any other person or entity, or guaranty the performance of any other person or entity;

(e) materially modifying the organizational documents of the Company; or

(f) changing the name of the Company.

ARTICLE IV

OFFICERS

4.1 Election of Officers, Titles and Term of Office. The Managers may appoint such other officers as the business of the Company may require, each of whom shall have authority and perform such duties as are provided in this Agreement or as the Managers may from time to time specify, and shall hold office until he or she shall resign or shall be removed or otherwise be disqualified to serve. Officers need not be Managers.

4.2 Removal and Resignation. Any officer may be removed, either with or without cause, by the Managers at any regular or special meeting, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer may resign at any time upon written notice to the Company.

4.3 Vacancies. A vacancy in the office of any officer, whether as a result of death, resignation, removal, disqualification or any other cause, may be filled by the Managers at any regular or special meeting.

Operating Agreement of
EVOLUTION METALS LLC	5	2-12-24

ARTICLE V

INDEMNIFICATION OF MANAGERS AND OFFICERS

5.1 Exculpation. No Manager shall be liable to the Company or the Members for monetary damages for an act or omission in such person’s capacity as a Manager, except for liability for (a) a breach of a such Manager’s duty of loyalty to the Company or its Members, (b) an act or omission not in good faith that constitutes a breach of duty of such Manager to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law, (c) a transaction from which such Manager received an improper benefit, whether or not the benefit resulted from an action take within the scope of such Manager’s position, or (d) an act or omission for which the liability of a Manager is expressly provided for by an applicable statute. If the laws of Delaware, or other applicable law is amended to authorize action further eliminating or limiting the liability of Managers, then the liability of a Manager shall be eliminated or limited to the fullest extent permitted by the laws of Delaware or other applicable law, as so amended. Any repeal or modification of this paragraph by the Members or the Managers shall not adversely affect the right or protection of a Manager existing at the time of such repeal or modification.

5.2 Right to Indemnification.

(a) The Company shall indemnify any officer or Manager (each hereinafter referred to as “Indemnitee”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, by reason of the fact that such Indemnitee is or was a Manager or officer of the Company, or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, trust, sole proprietorship, employee benefit plan or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred by such Indemnitee in connection therewith to the extent that such Indemnitee has been wholly successful on the merits or otherwise in defense of such action, suit or proceeding.

(b) The Company shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, by reason of the fact that such Indemnitee is or was a Manager or officer of the Company, or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, trust, sole proprietorship, employee benefit plan or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred by such Indemnitee, and against judgments, penalties (including excise and similar taxes), fines, and amounts paid in settlement by such Indemnitee in connection therewith, if such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed, in the case of conduct in his official capacity, to be in the best interests of the Company; or, in all other cases, to be not opposed to the best interests of the Company; and, with respect to any criminal action or proceeding, if such Indemnitee had no reasonable cause to believe his conduct was unlawful; provided however, if such Indemnitee is found liable to the Company or is found liable on the basis that personal benefit improperly was received by him, the indemnification provided pursuant to this Section 5.2(b) (i) is limited to expenses actually and reasonably incurred by such Indemnitee in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which such Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, that such Indemnitee had reasonable cause to believe that his conduct was unlawful. An Indemnitee shall have been deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.

Operating Agreement of
EVOLUTION METALS LLC	6	2-12-24

(c) Notwithstanding the foregoing provisions of this Article, the Company shall approve indemnification of any Indemnitee to the fullest extent then permitted by law.

5.3 Procedure to be Followed. Any indemnification under Section 5.2(b) above (unless ordered by a court or made pursuant to a determination by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper in the circumstances because such Indemnitee has met the applicable standard of conduct set forth in such Section 5.2(b). Such determination shall be made:

(a) by a majority vote of a quorum consisting of Managers who at the time of the vote are not named defendants or respondents in the proceeding;

(b) if such quorum cannot be obtained, by a majority vote of a committee of the Managers, designated to act in the matter by a majority vote of all Managers, consisting solely of two or more Managers who at the time of the vote are not named defendants or respondents in the proceeding;

(c) by special legal counsel selected by the Managers by vote as set forth in (a) or (b) above, or, if such a quorum cannot be obtained and such a committee cannot be established, by a majority vote of all Managers; or

(d) by the Members in a vote that excludes the Company Interests held by Managers or officers who are named defendants or respondents in the proceeding.

5.4 Payment of Expenses in Advance. Expenses incurred in defending an action, suit or proceeding referred to in Section 5.1 above shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, without any of the determinations specified in Section 5.3 above, upon receipt of a written affirmation by the Indemnitee of his good faith belief that such Indemnitee has met the standard of conduct necessary for indemnification under applicable law and a written undertaking by or on behalf of the Indemnitee to repay such amount unless it ultimately shall be determined that such Indemnitee is entitled to be indemnified by the Company as authorized in this Article V. The written undertaking must be an unlimited general obligation of the Indemnitee but need not be secured. It may be accepted without reference to financial ability to make repayment.

Operating Agreement of
EVOLUTION METALS LLC	7	2-12-24

5.5 Other Rights. The indemnification provided by this Agreement shall be deemed exclusive of any other rights to which an Indemnitee seeking indemnification may be entitled under any statute, agreement, vote of Members or disinterested Managers, or otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to an Indemnitee who has ceased to be a Manager or officer and shall inure to the benefit of the estate, heirs, executors, administrators or other successors of such an Indemnitee and shall not be deemed to create any rights for the benefit of any other person or entity.

5.6 Insurance. The Company may purchase and maintain such insurance and/or another arrangement as approved by the Managers on behalf of any person against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Agreement. If the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the Company would not have the power to indemnify the person only if including coverage for the additional liability has been approved by a Majority in Interest of all of the Members. Without limiting the power of the Company to procure or maintain any kind of insurance or other arrangement, the Company may, for the benefit of Indemnitees indemnified by the Company: (a) create a trust fund; (b) establish any form of self insurance; (c) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Company; or (d) establish a letter of credit, guarantee or surety arrangement. The insurance or other arrangement may be procured, maintained or established within the Company or with any insurer or other person deemed appropriate by the Managers regardless of whether all or part of the stock or other securities of the insurer or other persons are owned in whole or part by the Company. In the absence of fraud, the judgment of the Managers as to the terms and conditions of the insurance or other arrangement or the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the Managers approving the insurance or arrangement to liability, on any grounds, regardless of whether Managers participating in the approval are beneficiaries of the insurance or arrangement.

5.7 Severability. In the event that any part or portion of this Article V shall be judicially determined to be invalid or unenforceable, such determination shall not in any way affect the remaining portions of this Article V, but the same shall be divisible and the remainder shall continue in full force and effect.

5.8 Appearance as a Witness or Otherwise. Notwithstanding any other provision of this Article, the Company may pay or reimburse expenses incurred by a Manager, officer or other person in connection with appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

5.9 Report to Members. Any indemnification or advance of expenses in accordance with this Article V shall be reported in writing to the Members with or before the notice or waiver of notice of the next Members’s meeting or with or before the next submission to Members of a consent to action without a meeting and, in any case, within the 12-month period immediately following the date of the indemnification or advance.

Operating Agreement of
EVOLUTION METALS LLC	8	2-12-24

ARTICLE VI

MEETINGS OF MEMBERS

6.1 Place of Meetings. All meetings of the Members shall be held at the principal office of the Company or at such other place within or without the State of Delaware as may be determined by the Managers and set forth in the respective notice or waivers of notice of such meeting.

6.2 Annual Meetings of Members. An annual meeting of the Members will be held at such time and date as shall be designated by the Managers from time to time and stated in the notice of the meeting. Such annual meeting shall be called in the same manner as provided in this Agreement for special meetings of the Members, except that the purposes of such meeting need be enumerated in the notice of such meeting only to the extent required by law in the case of annual meetings.

6.3 Special Meetings of Members. Special meetings of the Members may be called by the Managers or by the holders of not less than twenty percent (20%) of all the Interests. Business transacted at all special meetings shall be confined to the purposes stated in the notice.

6.4 Notice of Meetings of Members. Written or printed notice stating the place, day and hour of the meeting and, in the case of special meetings, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Managers or person calling the meeting, to each Member of record entitled to vote at such meeting. Such notice shall be deemed to be delivered as provided in Section 11.2.

6.5 Quorum. A Majority in Interest of the Members shall constitute a quorum at all meetings of the Members, except as otherwise provided by law or this Agreement. Once a quorum is present at the meeting of the Members, the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote shall not affect the presence of a quorum at the meeting. If, however, such quorum shall not be present at any meeting of the Members, the Members entitled to vote at such meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the holders of the requisite amount of Interests shall be present or represented.

6.6 Voting on Matters Other Than the Election of Managers. For purposes of voting on matters other than the election of Managers or a matter for which the affirmative vote of the holders of a specified portion of the Interests entitled to vote is required by law, this Agreement, at any meeting of the Members at which a quorum is present, the act of Members shall be the affirmative vote of the holders of a Majority in Interest of all the Members.

6.7 Voting in the Election of Managers. For purposes of voting on the election of Managers, Managers shall be elected at any meeting of the Members at which a quorum is present.

6.8 List of Members Entitled to Vote. The Managers shall make, at least ten (10) days before each meeting of Members, a complete list of the Members entitled to vote at such meeting, or any adjournment of such meeting, arranged in alphabetical order, with the address of and the Interest held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the Company and shall be subject to inspection by any Member at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to inspection of any Member during the whole time of the meeting. However, failure to comply with the requirements of this Section shall not affect the validity of any action taken at such meeting.

Operating Agreement of
EVOLUTION METALS LLC	9	2-12-24

6.9 Registered Members. The Company shall be entitled to treat the holder of record of any Interest as the holder in fact of such Interest for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such Interest on the part of any other person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or the laws of the State of Delaware.

6.10 Actions Without a Meeting and Telephone Meetings. Notwithstanding any provision contained in this Article VI, all actions of the Members provided for herein may be taken by written consent without a meeting, or any meeting thereof may be held by means of a conference telephone. Any such action which may be taken by the Members without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by the holder or holders of Interests constituting not less than the minimum amount of Interests that would be necessary to take such action at a meeting at which the holders of all Interests entitled to vote on the action were present and voted.

ARTICLE VII

CONTRIBUTIONS TO CAPITAL; CAPITAL ACCOUNTS; LOANS

7.1 Capital Contributions; Loans. Each Member has made a capital contribution to the Company in the amount set forth in the attached Schedule I. No Member shall be entitled to be paid any interest in respect of its Capital Account or Capital Contributions. Subject to the approval of the terms thereof by the Managers, any Member may make a loan to the Company upon commercially reasonable terms. Loans by a Member to the Company shall not be considered Capital Contributions.

Capital Accounts. A separate capital account shall be maintained for each Member (each a “Capital Account”) in accordance with the provisions set forth in Exhibit A.

7.2 Withdrawal or Reduction of Member’s Contributions to Capital.

(a) No Member shall have the right to withdraw all or any part of its Capital Contributions or to receive any return on any portion of its Capital Contributions, except as may be otherwise specifically provided in this Agreement. Under circumstances involving a return of any Capital Contribution, no Member shall have the right to receive property other than cash.

(b) Except as otherwise specifically provided in this Agreement, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Net Income, Net Losses or distributions; provided that this subsection shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

Operating Agreement of
EVOLUTION METALS LLC	10	2-12-24

7.3 Liability of Members. No Member shall be liable for the debts, liabilities or obligations of the Company beyond any Capital Contribution made by such Member. Except as otherwise expressly provided herein, no Member shall be required to contribute to the capital of, or to loan any funds to, the Company.

ARTICLE VIII

ALLOCATIONS, DISTRIBUTIONS, ELECTIONS AND REPORTS

8.1 Allocations for Book Purposes. Allocations of the Company’s items of income, gain, loss, deduction and credit shall be made in accordance with the provisions of Exhibit A.

8.2 Interim Distributions.

(a) Prior to the dissolution of the Company as provided in Section 10.2 and except as provided in Section 8.2(b) below, the Managers may distribute Distributable Cash or other property to the Members of record on the date of the distribution at such times and in such amounts as they may, in their sole discretion, determine, and in the following order and priority:

(i)	First, to the Members in proportion to and to the extent of each such Member’s Unrecovered Capital Contribution; and

(ii)	The balance, if any, to the Members in accordance with their Interests.

(b) Prior to the dissolution of the Company as provided in Section 10.2 and within a reasonable time after the end of each Fiscal Year, the Managers shall, to the extent the Company has legally available funds therefor, cause the Company to make cash distributions to the Members in an amount equal reasonably estimated to be sufficient for the Members to pay state and federal income taxes on taxable income generated by the Company.

8.3 Tax Status and Tax Matters Partner.

(a) It is the intent of the Company and the Member this entity be treated as an entity disregarded as separate from its owner in accordance with the Regulations Section 301.7701-3(b)(1)(ii).

(b) When required by Section 6231(a)(7) of the IRS Code, the Managers who are Members shall designated one Manager that is a Member to be the “tax matter partner” of the Company or, if there is no Manager that is a Member, the “tax matters partner” shall be a Member designated by the action of a Majority Interest of the Members. The tax matters partner shall cause each other Member to become a “notice partner” within the meaning of Section 6223 of the Code. The tax matters partner shall inform each Member of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice thereof on or before the tenth business day after becoming aware thereof and, within such time, shall forward to each Member copies of all significant written communications it may receive in such capacity. The tax matters partner shall not take any action contemplated by Sections 6222 through 6234 of the Code without the consent of the Members. This provision is not intended to authorize the tax matters partner to take any action left to the determination of an individual Member under Sections 6222 through 6234 of the Code. All costs and expenses incurred by the tax matters partner in the performance of his or her duties and privileges as the tax matters partner shall be borne by the Company.

Operating Agreement of
EVOLUTION METALS LLC	11	2-12-24

8.4 Records and Reports. At the expense of the Company, the Managers shall maintain records and accounts of all operations and expenditures of the Company. At a minimum, the Company shall keep at its principal place of business the records required by the laws of Delaware to be maintained there and shall maintain at its registered office, and make available to Members upon reasonable request, the street address of its principal office in which such records are maintained or will be made available.

8.5 Books of Account.

(a)       The Treasurer shall maintain the Company’s books and records and except as otherwise provided in this Agreement, shall determine all items of Income, Loss, Net Income and Net Loss in accordance with the method of accounting selected by the Managers, consistently applied. All of the records and books of account of the Company, in whatever form maintained, shall at all times be maintained at the principal office of the Company and shall be open to the inspection and examination of the Members or their representatives during reasonable business hours. Such right may be exercised through any agent or employee of a Member designated by it or by an attorney or independent certified public accountant designated by such Member. Such Member shall bear all expenses incurred in any examination made on behalf of such Member.

(b) All expenses in connection with the keeping of the books and records of the Company and the preparation of audited or unaudited financial statements required to implement the provisions of this Agreement or otherwise needed for the conduct of the Company’s business shall be borne by the Company as an ordinary expense of its business.

8.6 Company Tax Returns and Annual Statement. The Managers shall cause the Company to file a Federal income tax return and all other tax returns required to be filed by the Company for each Fiscal Year or part thereof, and shall provide to each person who at any time during the Fiscal Year was a Member with an audited annual statement (including a copy of Schedule K-1 to Internal Revenue Service Form 1065) indicating such Member’s share of the Company’s income, gain, loss, expense, deduction and other items relevant for Federal income tax purposes.

8.7 Bank Accounts. The bank account or accounts of the Company shall be maintained in the bank approved by the Managers. The terms governing such accounts shall be determined by the Managers and withdrawals from such bank accounts shall only be made by the treasurer, the assistant treasurer or such other parties as may be approved by the Managers.

ARTICLE IX

TRANSFERABILITY

9.1 Restrictions on Transfer of Company Interests.

(a) Except as otherwise provided in this Section 9.1, no Member shall have the right to sell, transfer or assign all or any portion of its Company Interests without the prior written consent of a Majority in Interest of the other Members, which consent may be withheld in the sole discretion of each of such other Members.

Operating Agreement of
EVOLUTION METALS LLC	12	2-12-24

(b) Subject to the terms and provisions of this Article IX, if a Member (the “Selling Member”) shall at any time or times receive a bona fide offer (the “Offer”) from any non-Member (the “Third Party”) to purchase all of the Company Interests owned by the Selling Member, the Selling Member shall either refuse the Offer or shall first provide to the Company written notice setting forth the full details of the Offer, including the name of the Third Party, the purchase price offered, the terms of payment (including, if the Offer is other than for cash, the terms of any proposed credit relating to such proposed purchase), any and all other consideration to be received in connection with the proposed transaction, and all other terms, conditions and details of such Offer. The Selling Member shall provide to each non-selling Member a copy of the written notice provided to the Company at the same time that the notice is provided to the Company.

The Company, for a period of thirty (30) days after receipt of such written notice, shall have the exclusive right and option to redeem all or any part of the Company Interests subject to the Offer at the price and on the terms and conditions set forth therein. The determination of whether the Company shall exercise its option shall be made upon the affirmative vote of the holders of a Majority in Interest of the Members then entitled to vote (other than Company Interests held by the Selling Member), after the Company shall have received an opinion of counsel to the Company that the Company is at such time permitted by law to redeem such Company Interests. If the Company determines to exercise its option, in whole or in part, it shall give written notice to the Selling Member, stating the Company Interests being redeemed and the terms and conditions of such redemption. If the Company fails to give such notice or if satisfactory opinion of counsel cannot be obtained, it shall be deemed to have declined to exercise the option to redeem such Company Interests. If the Company determines to exercise the option but does not have the financial means to do so, then the non-selling Members shall have the right, but not the duty, to provide to the Company sufficient funding, in such form and amount and on such terms as agreed between the Company and such non-selling Members, to enable the Company to exercise the option.

If the Company does not elect to exercise its option in full, the Selling Member shall provide a written notice to the other Members to that effect. Upon receipt of such written notice, the non-selling Members shall, for a period of ten (10) days, have the right to purchase the Company Interests of the Selling Member covered by the Offer, except for any Company Interests to be redeemed by the Company, at the same price per Company Interest and on the same terms as set forth in the Offer. Each of the non-selling Members shall have the right to purchase his pro rata portion of the Company Interests not purchased by the Company in the same proportion as the number of Company Interests owned by such Member shall bear to the total number of Company Interests owned by all Members, other than the Selling Member, it being acknowledged and agreed that a non-selling Member may elect to purchase less than his pro rata portion of the offered Company Interests. Such right to purchase shall be exercised by any non-selling Member by giving notice in writing to the Selling Member of his election to exercise his right to purchase his proportionate part of the Company Interests offered for sale. Any Member who fails to give such notice shall be deemed to have declined to exercise his rights hereunder.

Operating Agreement of
EVOLUTION METALS LLC	13	2-12-24

If any Member declines to exercise his right to purchase his proportionate part of the Company Interests offered for sale, the Selling Member offering the Company Interests for sale, shall, within ten (10) days after the expiration of the non-selling Members’ ten (10) day acceptance period, as provided above, offer in writing to sell all Company Interests which remain unpurchased to the non-selling Members who elected to purchase hereunder, and such purchasing Members shall have the right, for an additional ten (10) day period after receipt of such notice, to purchase such unsold Company Interests. If the demand for such unsold Company Interests among the purchasing Members exceeds the number of Company Interests available, such unsold Company Interests shall be allocated among the purchasing Members who desire to purchase such unsold Company Interests pro rata in the same proportion as the number of Company Interests then owned by each of such purchasing Members bears to the number of Company Interests then owned by all such purchasing Members. Such right to purchase such unsold Company Interests shall be exercised by any purchasing Member who shall elect to purchase hereunder by giving notice in writing to the Selling Member of his election to exercise his right to purchase his proportionate part of such unsold Company Interests within ten (10) days after receipt of the written notice of the Offer to sell such unsold Company Interests. Any purchasing Member who fails to give such notice shall be deemed to have declined to exercise his right to purchase his proportionate part of such unsold Company Interests.

In the event the Company elects to redeem or the non-selling Members elect to purchase the Company Interests offered by the Selling Member pursuant to the Offer, the closing of such sale and purchase shall occur on or before the expiration of forty-five (45) days after the last notice is given by the Company or the non-selling Members (as the case may be) of this election. At such closing, the Selling Member shall execute and deliver such documents or instruments as may be reasonably necessary to evidence the transfer and/or sale of such Company Interests to the company or the non-selling Members (as the case may be) and the Company or the non-selling Members (as the case may be) shall likewise pay for the Company Interests pursuant to the terms of the Offer.

Notwithstanding anything herein to the contrary, if the Company and the non-selling Members decline to redeem and/or purchase all of the Company Interests offered pursuant to this Section 9.1(b), the Selling Member shall be free, for a period of forty-five (45) days thereafter, to transfer all of such offered Company Interests to the Third Party who made the Offer, but only upon the exact terms and conditions contained in the Offer and subject to the remaining provisions of this Agreement.

9.2 Transfers Generally.

(a) Upon any transfer of a Company Interest permitted under this Article IX, the Company Interest so transferred shall remain subject to all terms and provisions of this Agreement, and the transferee shall be deemed, by accepting the Company Interest so transferred, to have assumed all the liabilities and unperformed obligations, under this Agreement or otherwise, which are appurtenant to the Company Interest so transferred; shall hold such Company Interest subject to all unperformed obligations of the transferor Member; and shall agree in writing to the foregoing if requested by the Manager or the Members. Notwithstanding any transfer of a Company Interest under this Article IX, the transferor Member shall remain jointly and severally liable with his transferee for all liabilities and unperformed obligations under this Agreement appurtenant to the Company Interest transferred unless the transferor Member is released in writing from such obligations or liabilities by each of the other Members. The grant of any release by any Member shall be made in the sole discretion of such Member. In the case of a transferee who is not already a Member and until such transferee has been admitted as a Substituted Member (as defined in Section 9.3 below), such transferee shall be entitled only to share in Company income, deductions, credits, gains, losses and distributions in accordance with the Company Interest and Capital Account appurtenant to the Company Interest so transferred and shall only have the rights of an assignee of a membership interest under the laws of Delaware.

Operating Agreement of
EVOLUTION METALS LLC	14	2-12-24

(b) Any Member making or offering to make a transfer of all or any part of its Company Interest shall indemnify, defend and hold harmless the Company and all other Members from and against any losses, expenses, judgment, fines, settlements or damages, suffered or incurred by the Company or any such other Member arising out of or resulting from any claims by the transferee of such Company Interest or any offerees of such Company Interest in connection with such transfer or offer, including without limitation costs, expenses and attorney’s fees expended in the settlement or defense of any such claim, and shall advance such expenses and attorney’s and accountant’s fees as incurred in defending such proceeding.

9.3 Substituted Members. No Member shall have the right to substitute in its place a purchaser, assignee, transferee, donee or other recipient of all or any portion of the Company Interest of such Member. A transferee (other than an existing Member) of a Company Interest of a Member may be admitted as a substitute member (“Substitute Member”), and a transferor Member who has transferred its entire Company Interest may withdraw from the Company as a Member, on the terms specified by and only with the written consent of a Majority of the Managers. The Managers shall reflect any admission of a transferee as a Substituted Member by preparing an amendment to this Agreement, dated as of the date of such admission and withdrawal, and by executing and delivering it pursuant to the provisions of Section 11.4 below. Upon any such admission, a Substituted Member shall be subject to all provisions of this Agreement as if the Substituted Member originally was a party to this Agreement.

9.4 Admission of Additional Members. The Company may issue additional Company interests, and subscribers thereto may be admitted as new Members (each an “Additional Members”), if approved by a Majority of the Managers and a Majority in Interest of the Members (which terms of admission shall specify the impact of such admission on the Additional Member and all other Members). Any such admission shall be effective immediately following the receipt by the Company of an Additional Member’s Capital Contribution and execution and delivery by the Additional Member of the amendment to this Agreement contemplated in this Section 9.4. Upon the admission of an Additional Member as provided herein, the Company Interests of the existing Members (in effect prior to such admission) shall be adjusted to reflect the admission of such Additional Member and the Managers shall reflect the admission of such Additional Member by preparing an amendment to this Agreement, dated as of the date of such admission, and by executing and delivering it pursuant to the provisions of Section 11.4 hereof. Upon any such admission, an Additional Member shall be subject to all provisions of this Agreement as if the Additional Member originally was a party to this Agreement.

Operating Agreement of
EVOLUTION METALS LLC	15	2-12-24

9.5 Other Conditions to Transfers. Notwithstanding any other provision of this Article IX, no transfer of all or part of a Company Interest shall be permitted or recognized by the Company, and no transferee of a Company Interest shall be admitted as a Member, unless (a) the offer and transfer have been registered or qualified under the United States Securities Act of 1933 and any applicable state, local, or foreign securities laws, or the Managers have been provided a written opinion, satisfactory in content to the Managers from counsel satisfactory to the Managers, to the effect that the offer and transfer of the Company Interest is exempt from registration and qualification under such laws; (b) the Managers, in their sole discretion, conclude that the transfer will not: (i) impair the ability of the Company to continue to be classified as a partnership under the Code; (ii) result in a termination of the Company under section 708(b)(1)(B) of the Code; (iii) cause the Company to be in breach or default of any instrument or agreement to which it is bound; (iv) violate or cause a violation by the Company or any Member or Manager of any applicable federal or state law; (v) cause the Company to forfeit any of its rights, privileges, franchises, licenses, permits, or similar rights; or (vi) cause the Company to be a “publicly traded partnership” within the meaning of Section 7704 of the Code; or (c) the Managers have received, in form and content satisfactory to them: (i) a true and complete copy of the documents effecting or evidencing the transfer; (ii) the written agreement of the transferee adopting and agreeing to be bound by this Agreement and setting forth the notice address of the transferee; (iii) the written representation and warranty of the transferee that the transfer was made in accordance with all applicable laws; (iv) if the transferee is to be admitted to the Company, the written representation and warranty of the transferee that the representations and warranties in Section 11.1 are true and correct with respect to the transferee as of the date of admission; (v) all information required by Section 6050K of the Code and the Treasury Regulations thereunder; and (vi) reimbursement for all expenses incurred by the Company in connection with the transfer or admission. The Managers may, in their reasonable discretion, waive compliance with any or all of the conditions of this Section 9.5.

ARTICLE X

DISSOLUTION AND TERMINATION

10.1 Withdrawal. Except as otherwise specifically provided in this Agreement, no Member shall at any time be entitled to withdraw from the Company or to withdraw any portion of its Capital Account or Capital Contributions. Any Member withdrawing in contravention of this Section 10.1 shall indemnify, defend and hold harmless the Company and all other Members (other than a Member who is, at the time of such withdrawal, in default under this Agreement) from and against any losses, expenses, judgments, fines, settlements or damages suffered or incurred by the Company or any such other Member arising out of or resulting from such withdrawal.

10.2 Dissolution.

(a)	The Company shall be dissolved upon the first of the following to occur:

(i)	Upon the election to dissolve the Company by a Majority in Interest of the Members;

(ii)	The entry of a decree of judicial dissolution under the laws of Delaware; or

(iii)	The sale or other disposition of all or substantially all of the assets of the Company.

Operating Agreement of
EVOLUTION METALS LLC	16	2-12-24

(b) Upon the occurrence of an event of dissolution with respect to the Company, the business and affairs of the Company shall cease and the assets of the Company shall be liquidated, applied and distributed as hereinafter provided in this Article X.

(c) Notwithstanding the occurrence of an event of dissolution with respect to the Company, the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and the assets of the Company have been applied and distributed as provided in Section 10.3 below.

(d) Upon the occurrence of an event of dissolution of the Company, the Managers shall cause any part or all of the assets of the Company to be sold in such manner as they may determine in an effort to obtain the best prices for such assets; provided, however, that the Managers may distribute assets of the Company in kind to the Members to the extent practicable.

10.3 Distribution of Assets Upon Dissolution. In settling accounts after the occurrence of an event of dissolution, the assets of the Company shall be applied and distributed, as soon as is reasonably practicable, in the following order and priority:

(a) First, to pay, satisfy, or discharge all of the debts, liabilities, and obligations of the Company (including, without limitation, expenses of liquidation and liabilities to Members other than for distributions) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, establishment of adequate reserves and escrows for contingent liabilities);

(b) Second, to the Members in proportion to and to the extent of each such Member’s Unrecovered Capital Contribution; and

(c) The balance, if any, to the Members in accordance with their Interests.

10.4 Articles of Dissolution. When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Members according to their respective rights and interests, the Articles of Dissolution shall be executed on behalf of the Company by the Managers or an authorized Member and shall be filed with the Secretary of State of Delaware, and the Managers and Members shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution and termination of the Company.

Operating Agreement of
EVOLUTION METALS LLC	17	2-12-24

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Member Representations and Agreements. Notwithstanding anything contained in this Agreement to the contrary, each Member hereby represents and warrants to the Company, each officer of the Company, and each other Member that: (a) the Company Interest of such Member is acquired for investment purposes only for its own account and not with a view to or in connection with any distribution, reoffer, resale or other disposition not in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) and applicable state securities laws; (b) such Member is aware that such Member must bear the economic risk of such Member’s investment in the Company for an indefinite period of time the because Company Interests have not been registered under the Securities Act or under the securities laws of various states and, therefore, cannot be sold unless such Company Interests are subsequently registered under the Securities Act and any applicable state securities laws or an exemption from registration is available; (c) such Member is aware that this Agreement provide restrictions on the ability of a Member to sell, transfer, assign, mortgage, hypothecate or otherwise encumber such Member’s Company Interest; (d) such Member, alone or together with his or its representatives, possesses such expertise, knowledge and sophistication in financial and business matters, that he or it is capable of evaluating the merits and economic risks of acquiring and holding his or its Company Interest and he or it is able to bear all such economic risks now and in the future; (e) such Member has had access to all of the information with respect to the Company Interest acquired by him or it under this Agreement that he or it deems necessary to make a complete evaluation thereof and has had the opportunity to question the Managers concerning the Company and the Company Interests; (f) such Member’s decision to acquire his or its Company Interest for investment has been based solely upon the evaluation made by him or it; and (g) such Member agrees that he or it will truthfully and completely answer all questions, and make all covenants, that the Company or the Managers may, contemporaneously or hereafter, ask or demand for the purpose of establishing compliance with the Securities Act and applicable state securities laws.

11.2 Outside Interests. The Members and their respective affiliates may at any time and from time to time engage in and possess interests in other business ventures which are competitive with the business of the Company, including, without limitation, the ownership, operation, financing, and management of real estate, independently or with others. Neither the Company nor any Member shall by virtue of this Agreement have any right, title or interest in or to such independent ventures.

11.3 Notice.

(a) All notices, demands, consents or requests provided for or permitted to be given pursuant to this Agreement must be in writing.

(b) All notices, demands, consents and requests to be sent to a Manager or Member pursuant to this Agreement shall be deemed to have been properly given or served if addressed to such person at the address as it appears on the Company records and (i) personally delivered, (ii) deposited for next day delivery by Federal Express, or other similar overnight courier services, (iii) deposited in the United States mail, prepaid and registered or certified with return receipt requested or (iv) transmitted via telecopier or other similar device to the attention of such person

(c) All notices, demands, consents and requests so given shall be deemed received: (i) when personally delivered, (ii) twenty-four (24) hours after being deposited for next day delivery with an overnight courier, (iii) three (3) days after being deposited in the United States mail or (iv) twelve (12) hours after being telecopied or otherwise transmitted if receipt has been confirmed.

Operating Agreement of
EVOLUTION METALS LLC	18	2-12-24

(d) The Managers and Members shall have the right from time to time, and at any time during the term of this Agreement, to change their respective addresses and each shall have the right to specify as his or its address any other address within the United States of America by giving to the other parties written notice thereof, in the manner prescribed in Section 11.2(b); provided, however, that to be effective, any such notice must be actually received (as evidenced by a return receipt or similar proof).

(e) All distributions to any Member shall be made at the address at which notices are sent unless otherwise specified in writing by any such Member.

11.4 Amendments. Except as specifically provided elsewhere in this Agreement, this Agreement may be amended or modified only with the consent of a Majority of the Managers and a Majority in Interest of the Members.

11.5 Powers of Attorney. Each Member hereby constitutes and appoints each Manager, with full power of substitution, as his or its true and lawful attorney-in-fact and empowers and authorizes such attorney, in the name, place and stead of such Member, to make, execute, swear to, acknowledge and file in all necessary or appropriate places the following documents (and all amendments or supplements to or restatements of such documents necessitated by valid amendments to or actions permitted under this Agreement): (a) any amendments to this Agreement authorized in this Agreement, (b) any applications, forms, certifications, reports or other documents, or amendments thereto, which may be requested or required by any federal, regulations, governmental agency, securities exchange, institution and which are deemed necessary or advisable by such Manager, (c) any other instrument which may be required to be filed or recorded in any state or county or by any governmental agency, or which such Manager deems advisable to file or record, including, without limitation, certificates of assumed name, documents to qualify the Company in other jurisdictions, and articles of dissolution, (d) any documents which may be necessary or appropriate to effect the purposes of or otherwise properly reflect any valid amendments to or actions permitted under this Agreement, (e) making certain elections contained in the Code or state law governing taxation of partnerships, and (f) performing any and all other ministerial duties or functions necessary for the conduct of the business of the Company. Each Member hereby ratifies, confirms and adopts as his own, all actions that may be taken by such attorney-in-fact pursuant to this Section 11.4. Each Member acknowledges that this Agreement permit certain amendments to this Agreement to be made and approved by the Managers. This power of attorney is coupled with an interest and shall continue notwithstanding the subsequent incapacity or death of the Member. Each Member shall execute and deliver to the Managers an executed and appropriately notarized power of attorney in such form consistent with the provisions of this Section 11.4 as the Managers may request.

11.6 Governing Laws. THE RIGHTS AND OBLIGATIONS OF THE MEMBERS HEREUNDER SHALL BE INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Operating Agreement of
EVOLUTION METALS LLC	19	2-12-24

11.7 Entire Agreement. This Agreement, including all schedules to this Agreement and, if any, schedules to such schedules, contains the entire agreement amount the parties relative to the matters contained in this Agreement.

11.8 Waiver. No consent or waiver, express or implied, by any Member to or for any breach or default by any other Member in the performance by such other Member of his or its obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligations of such other Member under this Agreement. Failure on the part of any Member to complain of any act or failure to act of any of the other Members or to declare any of the other Members in default, regardless of how long such failure continues, shall not constitute a waiver by such Member of his or its rights hereunder.

11.9 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby, and the intent of this Agreement shall be enforced to the greatest extent permitted by law.

11.10 Binding Agreement. Subject to the restrictions on transfers and encumbrances set forth in this Agreement, this Agreement shall inure to the benefit of and be binding upon the undersigned Members and their respective legal representatives, successors and assigns. Whenever, in this Agreement, a reference to any party or Member is made, such reference shall be deemed to include a reference to the legal representatives, successors and assigns of such party or Member.

11.11 Tense and Gender. Unless the context clearly indicates otherwise, the singular shall include the plural and vice versa. Whenever the masculine, feminine or neuter gender is used inappropriately in this Agreement, this Agreement shall be read as if the appropriate gender was used.

11.12 Captions. Captions are included solely for convenience of reference and if there is any conflict between captions and the text of this Agreement, the text shall control.

11.13 Benefits of this Agreement. Nothing in this Agreement expressed or implied, is intended or shall be construed to give to any creditor of the Company or any creditor of any Member or any other person or entity whatsoever, other than the Members and the Company, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or provisions herein contained, and such provisions are and shall be held to be for the sole and exclusive benefit of the Members and the Company.

11.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which when taken together shall constitute a single counterpart instrument. Executed signature pages to any counterpart instrument may be detached and affixed to a single counterpart, which single counterpart with multiple executed signature pages affixed thereto constitutes the original counterpart instrument. All of these counterpart pages shall be read as though one and they shall have the same force and effect as if all of the parties had executed a single signature page.

Operating Agreement of
EVOLUTION METALS LLC	20	2-12-24

IN WITNESS WHEREOF, the initial Manager of the Company has caused this Agreement to be duly adopted by the Company, and the Members have executed this Agreement, as of the 25th day of August, 2020

EVOLUTION METALS LLC

By:	/s/ William David Wilcox Jr.,
William David Wilcox Jr., Manager

Operating Agreement of
EVOLUTION METALS LLC	21	2-12-24

MEMBERS:

/s/ William David Wilcox Jr.
William David Wilcox Jr. – Manager (Member 100.0%)

Operating Agreement of
EVOLUTION METALS LLC	22	2-12-24

SCHEDULE I

Names/Addresses/Members	# of Units Issued	Interest

William David Wilcox Jr.	1,000,000	100.0%
516 S. Dixie Hwy, Unit 209
West Palm Beach, FL 33401
	1,000,000 units	Total - 100%

Operating Agreement of
EVOLUTION METALS LLC	S- I	2-12-24

EXHIBIT A

ALLOCATIONS OF PROFITS AND LOSSES

AND

OTHER TAX MATTERS

This Exhibit A (this “Exhibit”) sets forth certain provisions addressing the allocations of Company profits and losses and other tax matters, as well as relevant definitions, for purposes of the Company Operating Agreement of EVOLUTION METALS LLC (the “Agreement”).

ARTICLE ONE

DEFINITIONS

1.1 Certain Definitions. All capitalized terms used herein shall have the meanings assigned to them in the Agreement or as follows:

“Adjusted Capital Account” means the balance in each Member’s Capital Account as of the end of each Fiscal Year, after making the following adjustments: (i) increase the Capital Account by any amounts that a Member is unconditionally obligated to restore or is deemed obligated to restore pursuant to the penultimate sentences of Regulations §§ 1.704-2(g)(1) and 1.704-2(i)(5), and (ii) decrease the Capital Account by the amount of any items described in Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition is intended to comply with Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in that Member’s Adjusted Capital Account.

“Adjustment Period” means any period of time that begins on the effective date of the initial filing of the initial Certificate of Formation of the Company with the Secretary of State of the State of Delaware (in the case of the first Adjustment Period) or the day following the end of the immediately preceding Adjustment Period (with respect to each subsequent Adjustment Period) and ends on the first to occur of: (a) the last day of a Fiscal Year, (b) the day immediately preceding the date of the “liquidation” of a Member’s interest in the Company (within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations), or (c) the date on which the Company is terminated under Article VIII of the Agreement.

“Capital Account” means the account established for each Member pursuant to Section 2.1 of this Exhibit.

“Code” means the Internal Revenue Code of 1986, as amended and superseded from time to time.

“Company Minimum Gain” has the meaning set forth in Section 1.704-2(b)(2) of the Regulations and the amount of Company Minimum Gain, as well as any net increase or decrease in Company Minimum Gain, for an Adjustment Period shall be determined in accordance with the rules of Section 1.704-2(d) of the Regulations.

Operating Agreement of
EVOLUTION METALS LLC	Ex. A - 1	2-12-24

“Depreciation” means, for any asset for any Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for a Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year. In such case, Depreciation shall be an amount that bears the same ratio to the Gross Asset Value of that asset at the beginning of such Fiscal Year as the federal income tax depreciation, amortization, or other cost recovery deduction allowable for that asset for such year bears to the adjusted tax basis of that asset at the beginning of such year. If the federal income tax depreciation, amortization, or other cost recovery deduction allowable for any asset for such year is zero, then Depreciation for that asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

“Fiscal Year” means the period commencing on January 1 of each year and ending on December 31 of such year.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as set forth below:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of the asset on the date of determination, as determined by the contributing Member and the Company.

(ii) The Gross Asset Values of all Company assets shall be adjusted to equal their gross fair market values, as determined by the Board of Managers, as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis contribution of money or other property to the capital of Company; (B) the distribution by the Company to a retiring or continuing Member of more than a de minimis amount of property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Section 1.704- 1(b)(2)(ii)(g) of the Regulations; and (D) upon the occurrence of any other event described in Regulation Section 1.704-1(b)(2)(iv)(f)(5); provided, however, that adjustments pursuant to clauses (A) and (B) above shall be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(iii) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution.

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Code Section 732(d), Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations and Section 3.2(g) of this Exhibit; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Board of Managers determines that an adjustment pursuant to subparagraph (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

Operating Agreement of
EVOLUTION METALS LLC	Ex. A - 2	2-12-24

If the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (i), (ii) or (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Gross Income” means, for each Adjustment Period, an amount equal to the Company’s gross income as determined for federal income tax purposes for the Adjustment Period but computed with the adjustments in paragraphs (a) through (f) of the definition of “Profits” and “Losses” in this Section 1.1.

“Member Nonrecourse Debt” means any nonrecourse debt of the Company for which any Member bears the economic risk of loss as determined under Section 1.704-2(b)(4) and 1.752-2 of the Regulations.

“Member Nonrecourse Debt Minimum Gain” means the minimum gain attributable to Member Nonrecourse Debt as determined under Section 1.704-2(i)(3) of the Regulations.

“Member Nonrecourse Deductions” means any loss, deduction, or Code Section 705(a)(2)(B) expenditure, or item thereof, that is attributable to a Member Nonrecourse Debt as determined under Section 1.704-2(i)(2) of the Regulations.

“Nonrecourse Deductions” means any loss, deduction, or Code Section 705(a)(2)(B) expenditure, or item thereof, that is attributable to nonrecourse liabilities of the Company as defined in Section 1.752-1(a)(2) of the Regulations.

“Partially Adjusted Capital Account” means, with respect to any Member as of the close of business on the last day of any Adjustment Period, the Capital Account of such Member as of the beginning of such Adjustment Period, after giving effect to all allocations of items of income, gain, loss, or deduction not included in Profits and Losses and all Capital Contributions and distributions during such period but before giving effect to any allocations of Profits and Losses for such period pursuant to Section 3.1 of this Exhibit, increased by (a) such Member’s share of Company Minimum Gain, as determined pursuant to Regulations Section 1.704-(2)(d), as of the end of such Adjustment Period and (b) such Member’s share of Member Nonrecourse Debt Minimum Gain, as determined pursuant to Regulations Section 1.704-(2)(i), as of the end of such Adjustment Period.

Operating Agreement of
EVOLUTION METALS LLC	Ex. A - 3	2-12-24

“Profits” and “Losses” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), but with the following adjustments for such Fiscal Year or other period:

(a) Any income of the Company that is exempt from federal income tax as described in Code Section 705(a)(1)(B) and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(c) If the Gross Asset Value of any Company asset is adjusted pursuant to this Exhibit, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of the property differs from the Gross Asset Value of the property;

(e) In lieu of the deduction for depreciation, cost recovery, or amortization taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period; and

(f) Notwithstanding any other provision of this Exhibit, any items that are specially allocated pursuant to Section 3.2 of this Exhibit shall not be taken into account as taxable income or loss for purposes of computing Profits and Losses.

“Regulations” means temporary and final Income Tax Regulations promulgated under the Code, as amended and superseded from time to time.

“Target Capital Account” means, with respect to any Member as of the close of business on the last day of any Adjustment Period, an amount (which may be either a positive or a deficit balance) equal to the amount such Member would receive as a distribution if all assets of the Company as of such date were sold for cash equal to the Gross Asset Value of such assets, all the Company liabilities were satisfied to the extent required by their terms, and the net proceeds were distributed pursuant to Section 8.4(b) of the Agreement.

Operating Agreement of
EVOLUTION METALS LLC	Ex. A - 4	2-12-24

ARTICLE TWO

CAPITAL ACCOUNTS

2.1 Capital Accounts. The Company shall establish and maintain a separate Capital Account for each Member. Each Capital Account shall be maintained in accordance with the following provisions:

(a) Each Member’s Capital Account shall be increased by (i) the amount of cash and the Gross Asset Value of property contributed by such Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), (ii) such Member’s distributive share of Profits and (iii) any items in the nature of income or gain that are specially allocated to such Member.

(b) Each Member’s Capital Account shall be decreased by (i) the amount of cash and the Gross Asset Value of any other property distributed to such Member pursuant to any provision of the Agreement or this Exhibit (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under Section 752 of the Code), (ii) such Member’s distributive share of Losses and (iii) items of loss and deduction that are specially allocated to such Member.

(c) Each Member shall have a single Capital Account that reflects all of its interests in Company, regardless of the class of interest owned by such Member and regardless of the time or manner in which such interests were acquired.

(d) If all or a portion of an interest in the Company is transferred in accordance with the terms of the Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account relates to the transferred interest.

The foregoing provisions and the other provisions of the Agreement and this Exhibit relating to the maintenance of Capital Accounts are intended to comply with Section 1.704- 1(b)(2)(iv) of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations.

ARTICLE THREE

ALLOCATIONS

3.1 Allocations of Profit and Loss. Profits and Losses shall be allocated among the Members (after giving effect to the special allocations contained in Section 3.2) so as to reduce the differences between their respective Partially Adjusted Capital Accounts and their Target Capital Accounts for the period under consideration, with such allocations being made between the Members in proportion to such differences. To the extent possible, each Member shall be allocated a pro rata share of all Company items allocated.

(a) If the Company has Profits for any Fiscal Year (determined prior to giving effect to this Section 3.1(a)), any Member whose Partially Adjusted Capital Account is greater than its Target Capital Account shall to the extent determined necessary or desirable by the Board of Managers be specially allocated items of expense or loss for such Fiscal Year equal to the difference between its Partially Adjusted Capital Account and Target Capital Account. If the Company has insufficient items of expense or loss for such Fiscal Year to satisfy the previous sentence with respect to all such Members and the respective differences between their Partially Adjusted Capital Accounts and Target Accounts, the available items of expense or loss shall be divided among such Members in proportion to such differences.

Operating Agreement of
EVOLUTION METALS LLC	Ex. A - 5	2-12-24

(b) If the Company has Losses for any Fiscal Year (determined prior to giving effect to this Section 3.1(b)), any Member whose Partially Adjusted Capital Account is less than its Target Capital Account shall to the extent determined necessary or desirable by the Board of Managers be specially allocated items of Company gain or income for such Fiscal Year equal to the difference between its Partially Adjusted Capital Account and Target Capital Account. If the Company has insufficient items of income or gain for such Fiscal Year to satisfy the previous sentence with respect to all such Members and the respective differences between their Partially Adjusted Capital Accounts and Target Accounts, the available items of income or gain shall be divided among such Members in proportion to such differences.

3.2 Special Allocations. For each Fiscal Year, the following special allocations shall be made in the following order and priority:

(a) Company Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement to the contrary, if in any Adjustment Period there is a net decrease in Company Minimum Gain, then each Member will first be allocated items of Gross Income for the Adjustment Period (and, if necessary, subsequent Adjustment Periods) in an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with the provisions of Section 1.704- 2(g) of the Regulations, that is attributable to the disposition of Company property subject to one or more nonrecourse liabilities of the Company that are not Member Nonrecourse Debts; provided, however, if there is insufficient Gross Income in an Adjustment Period to make the above allocation for all Members for the Adjustment Period, the Gross Income will be allocated among the Members in proportion to the respective amounts they would have been allocated had there been an unlimited amount of Gross Income for the Adjustment Period.

(b) Minimum Gain Chargeback for Member Nonrecourse Debt. Notwithstanding any other provision of this Exhibit to the contrary other than Section 3.2(b), if in any Adjustment Period there is a net decrease in Member Nonrecourse Debt Minimum Gain, then each Member will first be allocated items of Gross Income for the Adjustment Period (and, if necessary, subsequent Adjustment Periods) in an amount equal to the portion of such Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain during the Adjustment Period (as determined in accordance with Section 1.704-2(i) of the Regulations) attributable to the disposition of Company property subject to one or more Member Nonrecourse Debts; provided, however, if there is insufficient Gross Income in an Adjustment Period to make the above allocation for all Members for the year, the Gross Income will be allocated among the Members in proportion to the respective amounts they would have been allocated had there been an unlimited amount of Gross Income for the Adjustment Period.

(c) Qualified Income Offset. If a Member unexpectedly receives any adjustment, allocation or distribution described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704- 1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit balance in each such Member’s Adjusted Capital Account as quickly as possible; provided, that an allocation pursuant to this Section 3.2(c) of the Exhibit shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in Article 3 of the Exhibit have been tentatively made as if this Section 3.2(c) were not in the Exhibit.

Operating Agreement of
EVOLUTION METALS LLC	Ex. A - 6	2-12-24

(d) Gross Income Allocation. If any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.2(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in Article 3 have been made as if Section 3.2(c) above and this Section 3.2(d) were not in the Exhibit.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Adjustment Period shall be allocated to the Members pro rata in proportion to their respective Percentage Interests. If the Board of Managers determines in its good faith discretion that the Company Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the Board of Managers is authorized, upon notice to the Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(f) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Adjustment Period or other period will be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(g) Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

(h) Reallocation. Subject to Section 3.3, to the extent Losses allocated to a Member would cause such Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year, the Losses will be reallocated to the other Members with positive Adjusted Capital Account balances in accordance with and to the extent of such positive Adjusted Capital Account balances. If any Member receives an allocation of Losses in accordance with this Section, such Member shall be allocated Profits in subsequent Fiscal Years necessary to reverse the effect of such allocation of Losses. Such allocation of Profits (if any) shall be made after any allocations under this Section 3.2 but prior to any other allocations of Profits under this Section 3.1.

Operating Agreement of
EVOLUTION METALS LLC	Ex. A - 7	2-12-24

(i) Depreciation Recapture. In the event there is any recapture of Depreciation or investment tax credit, the allocation of gain or income attributable to such recapture shall be shared by the Members in the same proportion as the deduction for such Depreciation or investment tax credit was shared.

(j) Interest in Company. Notwithstanding any other provision of this Agreement, no allocation of Profit or Loss or item of Profit or Loss will be made to a Member if the allocation would not have “economic effect” under Regulations Section 1.704-1(b)(2)(ii) or otherwise would not be in accordance with the Member’s interest in the Partnership within the meaning of Regulations Section 1.704-1(b)(3) or 1.704-1(b)(4)(iv). The Board of Managers will have the authority to reallocate any item in accordance with this Section 3.2(j).

(k) Curative Allocations. The allocations set forth in Sections 3.2(a) through (i) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Section 1.704-1(b) of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section. Accordingly, the Board of Managers is hereby authorized and directed to make such offsetting allocations of Company income, gain, loss or deduction in any manner that the Board of Managers deems appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance will be, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not a part of this Exhibit and all Company items had been allocated to the Members solely pursuant to Section 3.1 hereof.

3.3 Compliance with Code. The provisions of the Agreement and this Exhibit relating to the allocation of Profits, Losses and other items for federal income tax purposes are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted in a manner consistent therewith.

3.4 Section 704(c). In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and the initial Gross Asset Value of such property. If the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value set forth in this Exhibit, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and the Gross Asset Value of such asset in the same manner as such variations are taken into account under Section 704(c) of the Code and the Regulations thereunder with respect to property contributed to the Company. Any elections or other decisions relating to such allocation shall be made by the Board of Managers in any manner that reasonably reflects the purpose and intention of the Agreement and this Exhibit. Allocations pursuant to this Section 3.4 of the Exhibit are solely for purposes of federal, state, and local taxes and shall not affect or be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to the Agreement or this Exhibit.

Operating Agreement of
EVOLUTION METALS LLC	Ex. A - 8	2-12-24

3.5 Other Allocations. The following rules will apply to the calculation and allocation of Profits, Losses and other items:

(a) For purposes of determining the Profits, Losses, or any other item allocable to any period (including periods before and after the admission of a new Member), Profits, Losses, and any such other item shall be determined on a daily, monthly, or other basis, as determined and allocated by the Board of Managers using any permissible method under Section 706 of the Code and the Regulations thereunder.

(b) The Members are aware of the federal income tax consequences of the allocations made by this Exhibit and hereby agree to be bound by the provisions of this Exhibit in reporting their shares of Company income and loss for federal income tax purposes.

(c) The Members agree that their Percentage Interests represent their interests in Company profits for purposes of allocating excess nonrecourse liabilities pursuant to Section 1.752-3(a)(3) of the Regulations.

(d) Subject to the provisions of Section 704(c) of the Code and the Regulations thereunder, for federal income tax purposes, every item of income, gain, loss, and deduction shall be allocated among the Members in the same manner as each correlative item of income, gain, loss and deduction was allocated among the Members for book purposes pursuant to Sections 3.1 and 3.2 of this Exhibit.

3.6 Special Allocation in Disposition Year and Subsequent Years. Notwithstanding Sections 3.1 and 3.2 (but subject to Section 3.2(h)), in connection with the dissolution of the Company, to the maximum extent permitted by applicable law, Profits (or items thereof), Losses (or items thereof), and Gross Income (or items thereof) shall be allocated among the Members in such a manner that the Capital Account balance of each Member shall be, the same amount as the liquidation proceeds to be distributed to such Members pursuant to Section 10.3 of the Agreement.

Operating Agreement of
EVOLUTION METALS LLC	Ex. A - 9	2-12-24

EXHIBIT B

FORM OF MEMBER UNIT CERTIFICATE

Ex. B - 1